As filed with the Securities and Exchange Commission on June 16, 2026

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REINSURANCE GROUP OF AMERICA, INCORPORATED

(Exact name of registrant as specified in its charter)

Missouri	46-1627032
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

16600 Swingley Ridge Road

Chesterfield, Missouri 63017-1706

(Address of principal executive offices) (Zip code)

Reinsurance Group of America, Incorporated

Amended and Restated Employee Stock Purchase Plan

(Full title of the plan)

My Chi To

Executive Vice President, Chief Legal Officer

& Corporate Secretary

Reinsurance Group of America, Incorporated

16600 Swingley Ridge Road

Chesterfield, Missouri 63017-1706

(Name and address of agent for service)

(636)-736-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I, Item 1 and Part I, Item 2 of Form S-8 will be sent or given to participants as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Reinsurance Group of America, Incorporated (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents of the Registrant:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on February 20, 2026 (the “2025 Form 10-K”);

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on May 8, 2026;

•	The portions of the Registrant’s Definitive Proxy Statement filed with the Commission on April 9, 2026 that are incorporated by reference into Part III of the 2025 Form 10-K;

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 3, 2026, March 19, 2026, March 20, 2026, May 1, 2026, and May 21, 2026; and

•

The description of the Registrant’s common stock contained in Exhibit 4.11 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 24, 2023, and including any other amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (other than the portions of those documents not deemed to be filed). Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Item 4.	Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any action, suit or proceeding other than an action by or in the right of the corporation, against expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 351.355(2) provides that the corporation may indemnify any such person in any action or suit by or in the right of the corporation against expenses (including attorneys’ fees) and settlement amounts actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that he or she may not be indemnified in respect of any claim, issue or matter in which he or she has been adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent authorized by the court. Section 351.355(3) provides that, except as otherwise provided in a corporation’s articles of incorporation or by-laws, a corporation shall indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him or her under Section 351.355(1) or (2). Section 351.355(7) provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under the other subsections of Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any by-law or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

As permitted by Section 351.355, the Amended and Restated Articles of Incorporation of the Registrant filed as Exhibit 4.1 to this Registration Statement contain provisions indemnifying its directors, officers, employees and agents in accordance with applicable law. In certain circumstances, the directors and officers are entitled to indemnification to the maximum extent permitted by applicable law. The Registrant has entered into indemnification contracts with the officers and directors of the Registrant. The contracts provide that the Registrant under certain circumstances may self-insure against directors’ and officers’ liabilities now insured under the policy of insurance referred to below and will provide indemnity to the fullest extent permitted by law against all expenses (including attorneys’ fees), judgments, fines and settlement amounts, paid or incurred in any action or proceeding, including any act on behalf of the Registrant, on account of their service as directors or officers of the Registrant, any subsidiary of the Registrant or any other company or enterprise when they are serving in such capacities at the request of the Registrant, excepting only cases where the conduct of such person is adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct.

The Registrant’s Amended and Restated Articles of Incorporation limit the liability of the Registrant’s directors to the Registrant or any of the Registrant’s shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under Missouri law.

The Registrant maintains a policy of insurance under which the directors and officers are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts, as defined in the policy, in their respective capacities as directors or officers.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number

4.1	Amended and Restated Articles of Incorporation of Reinsurance Group of America, Incorporated (incorporated by reference to Exhibit 3.1(i) to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 22, 2020).

4.2	Amended and Restated Bylaws of Reinsurance Group of America, Incorporated (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 20, 2022).

4.3	Amended and Restated Reinsurance Group of America, Incorporated Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 21, 2026).

5.1*	Legal Opinion of Armstrong Teasdale LLP.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Armstrong Teasdale LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney (included in Signature Page).

107*	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a) (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) under the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Reinsurance Group of America, Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri, on June 16, 2026.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By:	/s/ Axel André
Axel André
Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Axel André and My Chi To and each of them (with full power to each of them to act alone), his or her true and lawful attorneys in fact and agents, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments and documents in connection therewith) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary or advisable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant in the capacities indicated and on the dates indicated:

Signatures	Title	Date

/s/ Stephen T. O’Hearn Stephen T. O’Hearn	Chair of the Board and Director	June 16, 2026

/s/ Tony Cheng Tony Cheng	President and Chief Executive Officer and Director (Principal Executive Officer)	June 16, 2026

/s/ Pina Albo Pina Albo	Director	June 16, 2026

/s/ Peter Babej Peter Babej	Director	June 16, 2026

/s/ Michele Bang Michele Bang	Director	June 16, 2026

/s/ John J. Gauthier John J. Gauthier	Director	June 16, 2026

Signatures	Title	Date

/s/ Patricia L. Guinn Patricia L. Guinn	Director	June 16, 2026

/s/ Hazel M. McNeilage Hazel M. McNeilage	Director	June 16, 2026

/s/ Alison Rand Alison Rand	Director	June 16, 2026

/s/ Shundrawn Thomas Shundrawn Thomas	Director	June 16, 2026

/s/ Khanh T. Tran Khanh T. Tran	Director	June 16, 2026

/s/ Steven C. Van Wyk Steven C. Van Wyk	Director	June 16, 2026

/s/ Axel André Axel André	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2026